LEASE AGREEMENT

TABLE OF CONTENTS

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THE SUBMISSION OF THIS LEASE FOR EXAMINATION BY TENANT AND/OR EXECUTION THEREOF BY TENANT DOES NOT CONSTITUTE A RESERVATION OF OR OPTION FOR THE LEASED PREMISES AND THIS LEASE SHALL BECOME EFFECTIVE ONLY UPON EXECUTION BY ALL PARTIES HERETO AND DELIVERY OF A FULLY EXECUTED COUNTERPART HEREOF BY LANDLORD TO TENANT.

LEASE AGREEMENT

This Lease Agreement ("Lease") is entered into by and between the Landlord and Tenant effective this the 1st day of September, 2022 in accordance with the terms and conditions hereinafter set forth.

ARTICLE 1. BASIC PROVISIONS AND CERTAIN DEFINED LEASE TERMS

1.1 When used herein, the following terms shall have the indicated meanings:

A. Landlord: V Energy Industrial Park I, LLC

B. Landlord's Address: 1130 Enclave Pkwy., Houston, TX 77077

C. Tenant: ENGLOBAL US, Inc., a Texas corporation

Contact Address of Tenant:

ENGlobal US, Inc.
11740 Katy Freeway, 11th Floor
Houston, Texas 77079
Attn: Legal, Susan Holmes

D. Leased Premises: The real property consisting of the building at 3012 Venergy Dr. Brookshire, TX 77423 (the "Building"), as well as the parking area, as shown on Exhibit A.

E. Lease Term: Beginning on the Commencement Date and expiring on the Termination Date.

F. Commencement Date: September 1, 2022

G. Termination Date: 120 months from the Commencement Date.

H. Rent is payable in monthly installments as follows:

Month 1:	$19,125.00
Month 2 - Substantial Completion:	$28,697.00
Substantial Completion-Month 12:	$38,250.00
Months 13 - 24:	$40,500.00
Months 25 – 36:	$42,750.00
Months 37 – 48:	$45,000.00
Months 49 - 60:	$47,250.00
Months 61 – 72:	$47,250.00
Months 73 – 84:	$47,250.00
Months 85 – 96:	$49,500.00
Months 97 – 108:	$49,500.00
Months 109 – 120:	$49,500.00

Such amounts shall be subject to adjustment as set forth in Section 1.06 of the Construction Rider attached hereto as **Exhibit "C"**.

I. [Intentionally deleted.]

J. Security Deposit: $45,000.00 be paid on the Commencement Date.

K. Permitted Use:. Officing, energy and industrial engineering, fabrication, or any other use which is reasonably comparable, only.

1.2 Each of the foregoing Basic Provisions and Certain Defined Lease Terms shall be construed in conjunction with the references thereto contained in the other provisions of this Lease and shall be limited by such other provisions. Each reference in this Lease to any of the foregoing Basic Provisions and Certain Defined Lease Terms shall be construed to incorporate each term set forth above.

ARTICLE 2. GRANTING CLAUSE

2.1 In consideration of the obligation of Tenant to pay Rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby leases to Tenant, and Tenant hereby takes from Landlord the Leased Premises for the Lease Term.

2.2 EXCEPT AS SPECIFICALLY PROVIDED IN THIS LEASE, AND ARTICLE 22 HEREOF, TENANT ACKNOWLEDGES THAT LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE CONDITION OF THE LEASED PREMISES, EITHER EXPRESS OR IMPLIED, AND LANDLORD EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, MARKETABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 3. CONSTRUCTION AND ACCEPTANCE OF LEASED PREMISES

3.1 The Leased Premises shall be delivered to the Tenant prior to the Substantial Completion of the Landlord Work set forth in the the Construction Rider attached as **Exhibit "C"**.

3.2 Upon Delivery of Possession and occupancy by Tenant, Tenant shall be deemed to have acknowledged that (a) it has inspected and accepts the Leased Premises, specifically including the existing leasehold improvements (if any) that will remain and benefit Tenant, (b) the Building and improvements comprising the Leased Premises are suitable for the purposes for which they are leased, (c) the Leased Premises are in good and satisfactory condition, and (d) no representation as to the repair of the Leased Premises, nor promises to alter, remodel or improve

the Leased Premises have been made by Landlord, unless otherwise expressly set forth in this Lease or the Construction Rider.

3.3 If Tenant actively prevents or hinders Landlord from constructing the improvements contemplated by the Construction Rider, the Monthly Rent shall increase to $38,250 prior to Substantial Completion of the Landlord Work; provided, however, Landlord shall provide written notice to Tenant of any such delays caused by Tenant and Landlord shall consider only those days of delay caused by Tenant after Tenant's receipt of such written notice when determining the deemed occurrence of the Commencement Date.

3.4 Landlord shall provide a certificate of occupancy or the like, to Tenant.

ARTICLE 4. RENT, ADDITIONAL RENT, AND SECURITY DEPOSIT, AND GUARANTY

4.1 Rent shall accrue hereunder from the Commencement Date, or as stated in Section 1.1, and shall be payable at the address of Landlord, or such other place as Landlord shall designate in writing to Tenant. Landlord hereby acknowledges receipt from Tenant of the Prepaid Rent, to be applied to the first accruing installments of Rent (i.e. the first month after the Commencement Date).

4.2 Tenant shall pay to Landlord the Rent, without demand, deduction or setoff, except as provided in this Lease. The first monthly installment of Rent shall be due and payable on the Commencement Date, and installments in the respective amounts specified in Section 1.1 shall be due and payable on or before the first day of each succeeding calendar month during the Lease Term.

4.3 Should Landlord fail to receive any Rent due under this Lease within five (5) business days after such payment is due. Tenant agrees to pay Landlord as a late charge, three percent (3%) of the base rent in order to compensate Landlord for expenses incurred for processing late payments.

4.4 If there is presently in effect or hereafter adopted any nature of sales tax or use tax or other tax on rents or other sums received by Landlord under this Lease (herein referred to as "Rent Sales Tax"), then to the extent that such Rent Sales Tax is enacted as a substitution for all or a portion of the real estate taxes due on the Leased Premises, Tenant will also pay Landlord a sum equal to the amount of such Rent Sales Tax. The term "Rent Sales Tax" shall not include any income taxes applicable to Landlord, nor shall it include taxes payable under Chapter 171 of the Texas Tax Code (Franchise Tax).

4.5 This Lease is a triple net lease, and Tenant shall pay assessments, taxes, insurance and the costs of any maintenance obligations imposed herein on Tenant subject to the terms and conditions provided herein.

4.6 INTENTIONALLY OMITTED.

4.7 Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining Additional Rent payable by Tenant, as identified on Exhibit E, are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES (TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF THE TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

ARTICLE 5. USE AND CARE OF LEASED PREMISES

5.1 The Leased Premises shall be used and occupied only for the Permitted Use, and all uses customarily and incidentally related thereto. Outside storage shall be permitted in compliance with applicable law. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with the Leased Premises, all at Tenant's sole expense, except to the extent caused by Landlord.

5.2 Tenant shall, at its own expense, comply with all laws, orders, and requirements of all governmental entities with reference to Tenant's particular use and occupancy of the Leased Premises.

5.3 Tenant agrees to comply with the terms, covenants and provisions of the Environmental/Hazardous Waste Agreement which is attached as **Exhibit "D"**.

ARTICLE 6. MAINTENANCE AND REPAIR OF LEASED PREMISES AND ALTERATIONS

6.1 Subject to the Landlord's Warranty (as defined in the Construction Rider), Landlord will have no duty to repair or maintain the Leased Premises or to make any replacement of any of improvements to the Leased Premises. Except to the extent the same results from a breach of Landlord's Warranty or as otherwise provided in this Lease, Landlord will not be liable for any damage or injury, fatal or nonfatal, resulting from any damage, defect or disrepair of any improvements placed at or constituting any portion of the Leased Premises.

6.2 Except as as otherwise provided in this lease, Tenant shall keep the Leased Premises, including the roof, walls, slab, parking lot, driveway and sidewalk (if any), in a reasonable good and clean condition and shall at its sole cost and expense make all needed repairs, including cracked or broken glass, windows, doors, heating system, plumbing work, pipes and fixtures, air-conditioning equipment, electrical equipment and fixtures, utility lines, and the interior and exterior of the Leased Premises generally, together with such repairs, replacements and alterations required by any governmental authority. Tenant shall make all necessary repairs and replacements of its fixtures required for the proper conduct of its business. Tenant shall maintain all landscaping at or about the Leased Premises (or originally installed by Tenant in accordance with the terms hereof) in a neat and attractive condition. At the expiration or earlier termination of this Lease, Tenant shall surrender the Leased Premises, including all improvements located thereon (except as otherwise provided in the Lease) in reasonably good condition, reasonable wear and tear, casualty and condemnation excepted. In addition to the Landlord's Warranty, Landlord agrees to afford to Tenant the benefit of any guaranties or warranties of third parties which may be applicable to the Leased Premises, including, without limitation, air-conditioning equipment and other machinery and equipment installed by Landlord in the Leased Premises, without recourse upon Landlord.

6.3 With respect to any repairs, maintenance, renewals or replacements required by the provisions of this Lease to be made or provided by Tenant, Landlord may request, in writing, that Tenant make such repairs or perform such maintenance or provide such renewal or replacements, and, upon Tenant's failure or refusal to initiate any such work that is required by the provisions of this Lease within thirty (30) days after such written notice is delivered to Tenant by Landlord, and thereafter to diligently pursue such work to completion (or, in the case of an emergency, if Tenant fails or refuses to commence such work as soon as reasonably possible following Landlord's notice), Landlord shall have the right (but shall not be obligated), to make such repair, perform such maintenance or provide such renewal or replacement; thereupon Tenant will, at Landlord's election, on demand pay (or reimburse Landlord for) the reasonable cost thereby incurred by Landlord. For these purposes an "emergency" shall be deemed to exist if, in the good faith judgment of Landlord, prompt action is needed in order to prevent death, bodily injury or substantial property damage. Any such sum which Tenant becomes liable to pay to or reimburse Landlord for hereunder may be treated by Landlord as a portion of the rental due and owing by Tenant to Landlord provided that Landlord delivers thirty (30) day prior written notice to Tenant of such sum and includes paid invoices and reasonable supporting documentation of the work completed. If Landlord makes any such repairs, performs any such maintenance, or provides any such renewal or replacement, or undertakes to do so, then Landlord shall not be liable to Tenant for any loss or damage that may occur to Tenant's merchandise, fixtures, or other property, or to Tenant's business incident to such action by Landlord, provided that Landlord takes reasonable measures to not interfere with Tenant's business operations and except for any damage or loss caused by Landlord's negligence or willful misconduct.

6.4 Tenant, at its own cost and expense, regularly maintain and service all hot water, heating and air conditioning systems and equipment within the Leased Premises. Tenant's maintenance and service must include all services reasonably required by the equipment manufacturer in its operations/maintenance manual.

6.5 Tenant shall not make any openings in the roof or exterior walls, nor make any structural alterations, additions, or improvements to the Leased Premises without the prior written consent of Landlord (which consent shall

not be unreasonably withheld, conditioned or delayed), except for the installation of removable trade fixtures or decorative improvements which may be installed without drilling, cutting or otherwise defacing the roof or structural elements other than the floor or walls) of the Building. All alterations, additions, improvements and fixtures (other than trade fixtures and equipment which may be made or installed in connection with the operation of Tenant's business) upon the Leased Premises, including, but not limited to, the HVAC system, pipes, paneling or other wall covering, any linoleum or other floor covering of similar character which may be cemented or otherwise adhesively affixed to the floor of the Leased Premises, shall remain upon and be surrendered with the Leased Premises and become the property of Landlord at the expiration or earlier termination of this Lease, all without credit or compensation to Tenant unless Landlord requests their removal in writing at the time Landlord approves such improvements, in which event, Tenant shall remove the same and restore the Leased Premises to its original condition at Tenant's sole cost and expense. All plumbing or other electrical wiring connections exposed as result of the removal of Tenant's removable trade fixtures, shall be kept by Tenant in a safe and workmanlike manner. Notwithstanding anything contained to the contrary herein, Tenant shall, without Landlord's consent, have the right to make nonstructural improvements, alterations or decorations to the Building or Leased Premises, employing contractors selected by Tenant, provided the costs of each improvement, alteration or decoration does not exceed $50,000.00. Notwithstanding anything to the contrary in this Lease, all inventory, equipment, fixtures and furnishings of Tenant in or attached to the Leased Premises may be removed by Tenant at any time during the Term, provided that any damage caused by such removal will be promptly repaired by Tenant at its expense. Any such property not so removed before the expiration of the Term shall become the property of Landlord unless reasonably promptly removed by Tenant following Landlord's written request.

6.6 If, at any time, during the term of this Lease or any renewal or extension thereof, any governmental agency or body requires a modification or change in the Leased Premises or any part thereof, including, without limitation, the Americans with Disabilities Act of 1990 (the "ADA"), which results from Tenant's use of the Leased Premises, Tenant shall make such modifications or change at its sole cost, unless Landlord and Tenant agree that Landlord shall perform such work, then Tenant shall pay to the Landlord, on demand, the mutually agreed cost of such modification or change.

6.7 All construction work done by Tenant shall be performed in a good and workmanlike manner, in compliance with all governmental requirements. All costs of such work shall be paid promptly so as to prevent the assertion of any liens for labor or materials. Tenant agrees to indemnify Landlord and hold Landlord harmless against any loss, liability or damage resulting from such work. Whenever Tenant proposes to do any construction work that would require Landlord's consent, it shall first furnish to Landlord plans and specifications in such reasonable detail as Landlord may request covering all such work. In no event shall any construction work be commenced without Landlord's written approval of such plans and specifications, and Tenant furnishing Landlord with such insurance and other assurances as Landlord shall reasonably require.

ARTICLE 7. LANDLORD'S RIGHT OF ACCESS

7.1 Landlord, its employees, contractors, agents and representatives, shall have the right to enter upon the Leased Premises during normal business hours, upon not less than forty eight (48) hours prior written notice (except in the case of emergency, in which case Landlord will give such notice as may be reasonable under the circumstances), for the purpose of inspecting the same, or of making repairs to the Leased Premises permitted by the terms of the Lease, or of showing the Leased Premises to prospective purchasers, tenants (during the last six (6) months of the term) or lenders; provided that the exercise of such right of entry does not unreasonably interfere with Tenant's use of or access to the Leased Premises and, in the event of non-emergencies, Tenant may designate a representative to accompany Landlord and any such prospective purchasers, tenants or lenders while in the Leased Premises. In an emergency, Landlord (or such other persons and firms) may use any means to open any door into or in the Leased Premises without any liability therefore.

ARTICLE 8. SIGNS AND ROOF

8.1 To the extent permitted by law, Tenant shall have the right to (a) install outside the interior surface of the perimeter walls of the Leased Premises any lighting or awnings, or any decorations or paintings, (b) install any drapes, blinds, shades, or other coverings on the windows and entrance doors, or (c) erect or install any signs, window or door lettering, placards, decorations, or advertising media or any type which can be viewed from outside of the

Leased Premises, subject to Landlord's prior written consent. All signs installed shall be kept in good condition and in proper operating order at all times. Tenant shall repair, replace, and/or paint any building fascia surface which is damaged as a result of Tenant's removal or alteration of its signage. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations shall conform at Tenant's expense in all respects to the criteria established by applicable governmental laws, ordinances, regulations, or other requirements. Tenant shall have the right to install and maintain venting, telecommunication and other equipment on the roof, subject to Landlord's prior written consent to the installation plans, and subject to the supervision, at Tenant's reasonable cost, of Landlord's roof contractor if any such work would otherwise void Landlord's roof warranty.

ARTICLE 9. UTILITIES

9.1 Landlord agrees to provide normal water, electricity, and telephone service connections to the Leased Premises, which connections, regardless of location, shall hereafter be maintained by Tenant. Except as included in the Landlord Work, Tenant will at its own cost and expense pay for all water, sanitary sewer, gas, electricity and other utilities used in connection with the Leased Premises, including the connection cost thereof. Such payments shall be made directly to the supplier of any utility separately metered (or submetered) to the Leased Premises.

9.2 Should any governmental body or agency determine that the Tenant's use of the sanitary sewer system serving the Leased Premises causes the sewerage standards of the Leased Premises to exceed the maximum permitted amount promulgated by such governmental body or agency, which causes an increase in the sanitary sewer rates or charges applicable to the Leased Premises, Tenant shall, at the option of the Landlord, be required to pay the amount of such increased charges. In the event that a governmental body or agency requires a separate water or sewer line, then the water or sewer line will be installed on the Leased Premises by the Landlord, and maintained by Tenant.

9.3 Landlord shall not be liable for any interruption whatsoever in utility services due to fire, accident, strike, acts of God, or other causes beyond the control of Landlord, except to the extent that such cessation or interruption is due to the willful misconduct or gross negligence of Landlord or its employees, agents or contractors.

ARTICLE 10. INSURANCE

10.1 Tenant shall obtain and maintain through the Lease Term the following policies of insurance:

A. Basic causes of loss - special form insurance (formerly known as "All Risk"), covering the replacement costs, without deduction for depreciation, of (i) all Building, alterations, additions, partitions, and improvements both currently situated on the Leased Premises and those installed or placed on the Leased Premises by Tenant or by Landlord on behalf of Tenant, and (ii) all of Tenant's personal property located in and on the Leased Premises (including, but not limited to, the HVAC system and plate glass).

B. Commercial General Liability Insurance against claims for bodily injury, death, sickness and property damage occurring in or about the Leased Premises, such insurance to afford protection of not less than $2,000,000.00 for personal or bodily injury or death of any person, $2,000,000.00 for any single occurrence, and an umbrella limit of $5,000,000.00.

C. Rental loss insurance, with coverage for at least 12 months, sufficient to cover Tenant's rental obligations under this Lease.

C. Worker's compensation insurance and employer's liability insurance, in compliance with statutory requirements.

D. Automobile bodily injury and property damage insurance covering Tenant's vehicles with proper limits, but not less than $1,000,000.00 combined single limit for personal or bodily injury or death to any number of person, and an umbrella limit of $3,000,000.00.

Tenant shall deliver to Landlord, prior to the Commencement Date, certificates of such insurance and shall, at all times during the Lease Term, deliver to Landlord upon Landlord's request, true and correct copies of said insurance policies. The policy or policies shall (i) other than the worker's compensation insurance, name Landlord and Landlord's lender, as an additional insured, (ii) provide that they will not be canceled or reduced in coverage without thirty (30) days notice to Landlord, (iii) contain a loss payable clause designating Tenant, Landlord, and Landlord's lender as loss payees as their respective interest may appear, (iv) insure an occurrence and not a claims made basis, (v) contain a replacement cost endorsement, Texas Standard Form 164, or equivalent, (v) contain a deductible of not more than $500,000.00, and (vi) be primary coverage, so that any insurance coverage obtained by Landlord shall be in excess thereto. Tenant shall deliver to Landlord certificates of renewal at least thirty (30) days prior to the expiration date of each such policy and copies of certificates of new policies at least thirty (30) days prior to terminating any existing policies. All policies of insurance required to be obtained and maintained by Tenant shall be subject to the reasonable approval of Landlord as to terms, coverage, and issuer.

10.2 Landlord and Tenant hereby waive and release all claims, rights of recovery and causes of action that either party or any party claiming by, through or under such party may now or hereafter have by subrogation or otherwise against the other party or against any of the other party's officers, directors, shareholders, partners or employees for any loss or damage that may occur to the Leased Premises, Tenant's improvements or any of the contents of any of the foregoing by reason of fire or other casualty, or by reason of any other cause except gross negligence or willful misconduct (thus including simple negligence of the parties hereto or their officers, directors, shareholders, partners or employees), that could have been insured against under the terms of the fire and extended coverage insurance policy required to be obtained and maintained under this Article 10; provided, however, that the waiver set forth in this Section shall (a) be ineffective against any insurer of Landlord or Tenant to the extent that the waiver is prohibited by the laws or insurance regulations of the state in which the Leased Premises is located or would invalidate any insurance coverage of Landlord or Tenant, and (b) not apply to any deductibles on insurance policies carried by Landlord or Tenant and to any coinsurance penalty which Landlord or Tenant might sustain. Landlord and Tenant hereby agree to cause (if available) an endorsement to be issued to their respective insurance policies recognizing this waiver of subrogation.

10.3 A. Except as hereinafter provided, Tenant hereby assumes liability for, and agrees to defend, indemnify, protect and hold harmless Landlord, its successors, assigns, affiliates, directors, shareholders, partners, contractors, employees and agents (all of the prior parties individually and collectively, the "Landlord's Related Parties") from and against, all liabilities, obligations, fines, demands, judgments, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys' fees) of every kind or character (a) arising from any breach, violation or non-performance of any term, provision, covenant, agreement or condition on the part of Tenant hereunder, (b) recovered from or asserted against any of the Landlord's Related Parties on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of or be caused, either approximately or remotely, wholly or in part, by any negligence or willful misconduct on the part of Tenant or any of its agents, servants, employees, or contractors, and/or invitees or of any other person entering upon the Leased Premises under or with the express or implied invitation or permission of Tenant; (c) arising from or arising out of the occupancy by Tenant, its agents, servants, employees, or contractors of the Leased Premises or arising from or out of any event, circumstance, or occurrence within the Leased Premises, howsoever caused. Such indemnification of Landlord and any of the Landlord's Related Parties by Tenant shall be effective unless such damage, injury, claim or loss results from the negligence or willful misconduct of Landlord, any of Landlord's Related Parties or any of their duly authorized agents, contractors or employees.

B. Except as hereinafter provided, Landlord hereby assumes liability for, and agrees to defend, indemnify, protect and hold harmless Tenant, its successors, assigns, affiliates, directors, shareholders, partners, contractors, employees and agents (all of the prior parties individually and collectively, the "Tenant's Related Parties") from and against, all liabilities, obligations, fines, demands, judgments, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including court costs and reasonable attorneys' fees) of every kind or character (a) arising from any breach, violation or non-performance of any term, provision, covenant, representation, warranty, agreement or condition on the part of Landlord hereunder, and/or (b) recovered from or asserted against any of the Tenant's Related Parties on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of or be caused, either approximately or remotely, wholly or in part, by any negligence or willful misconduct on the part of Landlord or any of Landlord's Related Parties. Such indemnification of Tenant and any of the Tenant's Related Parties by Landlord shall be effective unless such damage, injury, claim or

loss results from the negligence or willful misconduct of Tenant, any of Tenant's Related Parties or any of their duly authorized agents, contractors or employees.

10.4 The provisions of this Article shall survive the expiration or termination of this Lease with respect to any occurrence, accident, claim, or liability occurring prior to such expiration or termination. The indemnification provided by this Article is subject to the Landlord's waiver of recovery specified above, to the extent of Landlord's recovery of loss proceeds under policies of insurance described above.

10.5 Notwithstanding anything to the contrary set forth herein, Landlord and Tenant each expressly waive any cause of action or right of recovery which either may have hereafter against the other, and neither party shall be liable to the other (by way of subrogation or otherwise), for any loss or damage, as the case may be, to the extent covered by any insurance policy carried or required to be carried hereunder, EVEN THOUGH SUCH LOSS MIGHT HAVE BEEN OCCASIONED BY THE NEGLIGENCE OR WILLFUL ACTS OR OMISSIONS OF THE LANDLORD OR TENANT OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS OR INVITEES, whether or not such policy shall have been obtained by the party sustaining such loss or damage.

ARTICLE 11. NON-LIABILITY FOR CERTAIN DAMAGES

11.1 Except as specifically provided herein or to the extent caused by the negligence or willful misconduct of Landlord or any of Landlord's Related Parties, Landlord and Landlord's Related Parties shall have no responsibility or liability to Tenant, or to Tenant's officers, directors, shareholders, partners, employees, agents, contractors or invitees, and Tenant hereby waives and releases any claims against Landlord and Landlord's Related Parties for bodily injury, death, property damage, business interruption, loss of profits, loss of trade secrets or other direct or consequential damages occasioned by (a) force majeure, (b) vandalism, theft, burglary, robbery, rape, murder, assault and other criminal acts (other than those committed by Landlord or any of Landlord's Related Parties) (c) (after two years after Delivery of Possession) water leakage, the backing up of drains or flooding, or (d) the repair, replacement, maintenance, damage, destruction or relocation of the Leased Premises, except to the extent caused by Landlord's negligence or willful misconduct.

11.2 Any and all security of any kind for Tenant, Tenant's agents, employees or invitees, the Leased Premises, or any personal property thereon (including, without limitation, any personal property of any sublessee) shall be the sole responsibility and obligation of Tenant, and shall be provided by Tenant at Tenant's sole cost and expense. Tenant acknowledges and agrees that the Landlord shall have no obligation or liability whatsoever with respect to the same. Tenant may, at Tenant's sole cost and expense, install alarm systems in the Leased Premises provided such installation complies with the provisions of Article 6 hereof. Removal of such alarm systems shall be Tenant's sole responsibility and, at Tenant's sole cost and expense, shall be completed prior to the Lease termination and all affected areas of the Leased Premises shall be repaired and/or restored in a good and workmanlike manner to the condition that existed prior to such installation.

ARTICLE 12. DAMAGE BY CASUALTY

12.1 Tenant shall give prompt notice to Landlord of any damage caused to the Leased Premises by fire or other casualty, including a description of the damage and, as far as is known to Tenant, the cause of the damages.

12.2 In the event (a) the improvements located on the Leased Premises are totally destroyed, (b) the improvements located on the Leased Premises are partially destroyed but in Landlord's reasonable opinion, cannot be restored to an economically viable and quality project, (c) the insurance proceeds payable to Landlord as result of such casualty are, in Landlord's reasonable opinion, inadequate to restore the portion remaining to an economically viable and quality project, and Tenant refuses to fund any such shortfall, or (d) less than twelve (12) full calendar months remain in the Lease Term, Landlord may, at its election exercisable by the giving of notice to Tenant within sixty (60) days after the casualty, terminate this Lease as of the date of the casualty or the date Tenant is deprived of possession of the Leased Premises (whichever is later). In the event Landlord does not exercise its termination right as aforesaid, Landlord shall, within thirty (30) days after the casualty, provide written notice to Tenant of Landlord's reasonable estimate of the amount of time necessary to complete restoration of the Leased Premises (the "Restoration Notice"). If the restoration time is estimated to exceed one hundred twenty (120) days after the date of casualty, Tenant may elect to terminate this Lease on notice to Landlord no later than thirty (30) days after Tenant's receipt of the Restoration

Notice. If this Lease is not terminated as a result of a casualty, Landlord shall promptly restore the Leased Premises to substantially the condition in which the same existed prior to the casualty. Landlord's obligation to rebuild and repair shall in any event be limited to restoring the Leased Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any alterations, additions, improvements, fixtures and equipment installed by Tenant ("Tenant's Work"), but including the Landlord's Work, as described in the applicable exhibit attached to this Lease. Tenant shall make available to Landlord all property insurance proceeds payable on account of such damage or destruction, except such proceeds which are on account of Tenant's Work or Tenant's furniture, fixtures, equipment and other personal property of Tenant. It is understood that Landlord will progress bill Tenant and Tenant, in exchange for lien waivers and such other documentation as is reasonably requested by Tenant, will pay Landlord for such restoration work on a monthly basis as such work is performed; provided, however, such obligation of Tenant shall be limited to the amount of applicable insurance proceeds actually received by Tenant. During the period of restoration, Rent shall be abated to the extent that Landlord receive the rental loss insurance as provided in Section 10.1.C and the Leased Premises are rendered untenantable and, after the period of restoration, Rent shall be reduced in the proportion that the area of the Leased Premises remaining tenantable after the casualty bears to the area of the Leased Premises just prior to the casualty or, if greater, in proportion to Tenant's loss of use of the Leased Premises. Notwithstanding anything herein to the contrary, in the event the restoration of the Leased Premises is not completed, for any reason, within 60 days after the estimated completion date set forth in the Restoration Notice, Tenant shall have the right to terminate this Lease on written notice to Landlord.

12.3 Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Leased Premises requires that the insurance proceeds (except such proceeds which are on account of Tenant's Work or Tenant's furniture, fixtures, equipment and other personal property of Tenant) be applied to such indebtedness, Landlord shall have no obligation to perform the restoration work described in Section 12.1 unless Tenant elects to proceed under subsection (b) below. In the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Leased Premises requires that the insurance proceeds be applied to such indebtedness, Landlord shall provide prompt written notice thereof to Tenant and Tenant shall have the right to either (a) terminate this Lease, or (b) provide the funds necessary to perform the restoration work and withhold such amounts from the next installments of Rent due hereunder.

12.4 Tenant, in the event of a casualty loss to the Leased Premises which shall be restored by Landlord pursuant to Section 12.1, shall make available to Landlord the amount of the deductible applicable to the insurance policy maintained pursuant to Article 10 of this Lease on the terms set forth in Section 12.3 above, if needed to complete such restoration after disbursement of all insurance proceeds.

ARTICLE 13. CONDEMNATION

13.1 If during the term of this Lease, an authority with the power of eminent domain condemns all of the Leased Premises, then this Lease shall terminate on the date such authority takes possession of the Leased Premises. If less than all the Leased Premises is condemned, then Tenant shall have the right to terminate this Lease if a portion of the improvements on the Leased Premises should be condemned in such a manner that the balance of the Leased Premises, in Tenant's reasonable determination, are not fit for the continued use by Tenant for the Permitted Use (a "Substantial Portion"). Tenant shall exercise the termination rights of this Section no later than thirty (30) days after the condemning authority takes possession of the portion of the Leased Premises. Immediately upon the taking of possession of the portion of the Leased Premises taken by the condemning authority, if this Lease is not terminated, the Rent shall be reduced in proportion to the interior area of the Leased Premises so taken or, if greater, in proportion to Tenant's loss of use of the Leased Premises. Landlord and Tenant shall compute any such reduction in Rent within thirty (30) days after taking of possession and Landlord shall credit Tenant any overpayment of Rent by Tenant against future installments of Rent.

13.2 In the event the Tenant does not elect to terminate this Lease pursuant to the above Section, Landlord shall restore the Leased Premises remaining after the taking to substantially the same condition to which they existed prior to the taking. Any such restoration work shall be performed within a reasonable time period, done diligently and continually until completed. The Landlord's obligations to rebuild and repair shall in any event be limited to restoring the Leased Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any Tenant's Work, but including the Landlord's Work, as described in the applicable exhibit attached to this Lease. Any restoration work by Landlord on the Leased Premises shall not constitute an eviction or disturbance of Tenant's

use and possession of the Leased Premises or a breach by Landlord of any of its obligations under this Lease or render Landlord liable for damages or entitle Tenant to be relieved from any of its obligations under this Lease (with the exception of a proportionate reduction in Rent) or grant Tenant any right of off-set or recoupment. Rent shall abate to the extent Tenant cannot use all or any portion of the Leased Premises during the reconstruction of any of the improvements on the Leased Premises.

13.3 All sums awarded or agreed upon between Landlord and the condemning authority for the taking of the fee and any and all improvements thereon, whether as damages or as compensation, will be the property of Landlord; provided, however, that all sums awarded or agreed upon between Tenant and the condemning authority for the taking of Tenant's leasehold interest in the Leased Premises, Tenant Work, Tenant's Removable Trade Fixtures and Tenant's moving costs will be the property of Tenant (the "Tenant's Share of Award") and Landlord hereby assigns Tenant's Share of Award to Tenant. Tenant hereby assigns to Landlord all proceeds awarded for the condemnation of the Leased Premises so long as such proceeds are not compensation or damages payable to Tenant for Tenant's Share of Award. Tenant agrees that the condemning authority shall cause all checks and drafts issued by it for the taking of the fee and the award for improvements, whether as compensation or as damages, to be issued payable to the order of Landlord. Landlord agrees that the condemning authority shall cause all checks and drafts issued by it for the Tenant's Share of Award, whether as compensation or damages, to be issued payable to Tenant. Upon request of Landlord, Tenant agrees to promptly execute such instrument, or instruments, as Landlord may reasonably request as evidence of the Tenant's cessation of interest in such portion of the Leased Premises that is condemned by such authority and that this Lease continues to be effective as to the balance of the Leased Premises not condemned (if applicable), provided that no such instrument or instruments shall increase the obligations of Tenant or further restrict Tenant's rights hereunder.

ARTICLE 14. ASSIGNMENT AND SUBLETTING

14.1 Tenant shall not assign this Lease nor sublet all or any part of the Leased Premises without prior written consent of Landlord. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of this Section shall be void. Upon the occurrence of an Event of Default (as defined below), if all or any part of the Leased Premises are then assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or subtenant all Rent becoming due to the Tenant by reason of the assignment or subletting. Notwithstanding any subletting or assignment by Tenant, Tenant and/or Guarantor shall remain fully liable for the performance of all covenants in this Lease to be performed by Tenant and/or Guarantor. Any sums collected directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or a release of Tenant from the further performance of its obligations under this Lease. The sale or transfer of the assets of, or ownership interest in, Tenant shall be deemed to be an assignment. Tenant shall reimburse Landlord for all of Landlord's reasonable out-of-pocket expenses incurred in connection with any proposed assignment or sublease that requires Landlord consent, not to exceed Five Thousand and No/100 Dollars ($5000.00). Notwithstanding the foregoing, Tenant shall have the right, without regard to any obligation imposed on Tenant by this Lease, including without limitation the obligation to obtain Landlord's prior consent, to assign the Lease or sublet all or any portion of the Leased Premises to: (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity controlled by, controlling or under common control with Tenant; or (iii) in connection with a sale of all or substantially all of the assets of Tenant located at the Leased Premises (any entity described in (i)-(iii), inclusive, being hereinafter referred to as a "Tenant Affiliate").

14.2 If this Lease is assigned to any person or entity pursuant to the provision of the Bankruptcy Code, 11 U.S.C. ' 101 et. seq., (the "Bankruptcy Code"), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment (except those monies or other consideration attributable to trade fixtures or Tenant Work) shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.

14.3 Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

14.4 Landlord shall have the right to transfer, assign, or encumber (subject to Article 19) in whole or in part, its rights and obligations in the building and property that are the subject of this Lease. In the event of the transfer and assignment by Landlord of its interest in this Lease and in the building containing the Leased Premises to a person expressly assuming the Landlord's obligations under this Lease, Landlord shall thereby be released from any further responsibility hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given by Tenant to Landlord to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to such successor in interest of Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, Landlord shall thereby be discharged of any further obligation relating thereto.

ARTICLE 15. PROPERTY TAXES AND ASSESSMENTS

15.1 Tenant shall, pay and discharge all Taxes (as defined herein) each calendar year (or portion of the calendar year) during the Lease Term. For the purposes of this Lease, the term "Taxes" shall mean and refer to all taxes, assessments, impositions, levies, charges, excises, fees, licenses and other sums (whether now existing or arising hereafter, whether foreseen or unforeseen and whether under the present system of real estate taxation or some other real estate related system), that may become due during the term of this Lease on the Leased Premises and any improvements or other property thereon, whether belonging to Landlord or Tenant, or to which either of them may become liable in relation thereto. The term "Taxes" shall also include all penalties, interest and other charges payable by reason of any delay or failure or refusal of Tenant to make timely payments as required pursuant to this Article; provided, however, that Landlord shall be obligated to pay any such charges caused by Landlord's failure to timely forward tax invoices to Tenant. Notwithstanding anything herein to the contrary, Taxes shall not include and Tenant shall have no liability for (a) any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax; (b) any income taxes arising out of or related to ownership and operation of income producing real estate; (c) any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it; or (d) any taxes payable under Chapter 171 of the Texas Tax Code (Franchise Tax). Landlord shall pay all "roll-back taxes" imposed because of a change in use, as set forth above.

15.2 Tenant may dispute and contest the amount of Taxes, and in such case, such disputed item need not be paid until finally adjudged to be valid. Tenant shall have the right to employ a tax consulting firm to assure a fair tax burden on the Leased Premises with the applicable taxing authority. Tenant agrees to pay the cost of such consulting. Tenant shall be entitled to the benefit of any refund or abatement of any Taxes, penalty, fine, and interest thereon received by Landlord which have been paid by Landlord but for which Landlord previously has been reimbursed in full by Tenant, including without limitation any abatement of Taxes pursuant to the program for granting tax abatement in a reinvestment zone created in Waller County, Texas.

15.3 Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Leased Premises. If any such taxes are levied or assessed against Landlord or Landlord's property and (a) Landlord pays the same, or (b) the assessed value of Landlord's property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon demand, Tenant shall pay to Landlord such taxes.

15.4 If, at any time during the primary term of this Lease or any renewal or extension thereof, any unknown special assessments should be made against the Leased Premises whether for street improvements or other purposes, each monthly installment of Rent required to be paid by Tenant to Landlord under the terms of this Lease shall be increased by a sum equal to the fraction (having a numerator of one and a denominator of the number of months the appropriate governmental agency levying such assessment permits Landlord to pay for same) of the amount of such assessment. Any assessments for previously known improvements, roadways, etc that were previously contemplated are excluded from this section. Such increase shall become effective on the first day of the month following the month in which such assessment or expenditure is required to be paid by Landlord and shall continue until the expiration or earlier termination of the Lease Term and any renewals or extensions thereof, or until the expiration of that number of months (being the number of months the appropriate governmental agency levying such assessment permits Landlord to pay for same) after the first such increased Rent payment shall become due, whichever event shall first occur.

ARTICLE 16. DEFAULTS AND REMEDIES

16.1 The following events shall be deemed to be "Events of Default" by Tenant under this Lease:

A. Tenant shall fail to pay within seven (7) business days after receipt of written notice of Tenant's failure to pay any installment of Rent or other sums owed to Landlord promptly when due.

B. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled, terminated, expire, reduced, or materially changed, except, in each case, as permitted in this Lease or for a period of five (5) business days after notice from Landlord.

C. Tenant shall fail to comply with any material term, provision, or covenant of this Lease, other than those specified in Paragraph A or B of this Section 16.1, and shall not begin the cure of such failure within thirty (30) days after written notice thereof to Tenant and thereafter pursue such cure to completion with reasonable diligence;

D. Tenant or Lease Guarantor shall become insolvent, make an assignment for the benefit of creditors; file a petition under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States of America or any State thereof, and such insolvency proceeding or petition shall not be dismissed within sixty (60) days..

E. A receiver or trustee shall be appointed for the Leased Premises or for all or substantially all of the assets of Tenant or Lease Guarantor, and such appointment shall not be dissolved within sixty (60) days.

F. Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises, except were Tenant, within 30 days after receipt of written notice of the filing of such lien, (a) satisfies such lien, or (b) (i) in good faith disputes the underlying charges, establishes an escrow for the disputed amount if required by applicable law, and pursues with reasonable diligence the resolution of such claim and lien, and (ii) causes such lien to be released not less than 10 days prior to the date of any execution sale or the exercise of any right of removal of any part of the Leased Premises by such lien claimant.

16.2 Upon the occurrence of any such Event of Default, Landlord shall have the option to pursue any one or more of the following remedies in addition to all other rights, remedies and recourses afforded Landlord hereunder or by law or equity, without any notice or demand whatsoever, except as may be specifically provided herein:

A. Terminate this Lease.

B. Enter upon and take possession of the Leased Premises in accordance with all applicable laws, without terminating this Lease.

C. Alter all locks and other security devices at the Leased Premises with or without terminating this Lease, and pursue, at Landlord's option, one or more remedies pursuant to this Lease, Tenant hereby specifically waiving any state or federal law to the contrary.

D. Enter upon the Leased Premises using whatever legal means available to Landlord, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord.

16.3 Upon any such Event of Default, Tenant shall immediately upon demand surrender the Leased Premises to Landlord, and if Tenant fails so to do, Landlord, without waiving any other remedy it may have, may enter upon and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying such Leased Premises or any part thereof using whatever legal means available to Landlord. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or violation of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

16.4 If Landlord terminates this Lease pursuant to Section 16.2 above, at Landlord's option, Tenant shall be liable for and shall pay to Landlord, the sum of all Rent and other payments owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to the present value (using the current "prime" interest rate quoted in The Wall Street Journal, or should such index no longer exist, a comparable index, plus six percent (3%) of the total Rent and other payments owed hereunder for the remaining portion of the Lease Term, calculated as if the Lease Term expired on the date set forth in Section 1.1, less the then fair market rental of the Leased Premises for such period, as all such amounts shall be determined by a court of competent jurisdiction hearing any dispute arising out of such termination of this Lease.

16.5 If Landlord repossesses the Leased Premises without terminating the Lease, Tenant, at Landlord's option, shall be liable for and shall pay Landlord on demand all Rent and other payments owed to Landlord hereunder, accrued to the date of such repossession, plus all amounts required to be paid by Tenant to Landlord as the same become due until the date of expiration of the Lease Term as stated in Section 1.1, diminished by all amounts received by Landlord through reletting of the Leased Premises during such remaining term (but only to the extent of the Rent herein reserved). Actions to collect amounts due by Tenant to Landlord under this Section may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the Lease Term.

16.6 Upon termination of this Lease or upon termination of Tenant's right to possession of the Leased Premises, Landlord shall use commercially reasonable efforts to relet the Leased Premises. If Landlord does relet, Landlord may relet such portion of the Leased Premises, for such period, to such tenant, and for such use and purpose as Landlord, in the exercise of its reasonable discretion, may choose. Tenant shall not be entitled to the excess of any rent obtained by reletting over the Rent herein reserved; .

16.7 The rights, remedies and recourses of Landlord for an Event of Default shall be cumulative and no right, remedy or recourse of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other. Anything in this Lease to the contrary notwithstanding, if Tenant is in default hereunder, Landlord shall not be entitled to receive from Tenant any consequential, special or punitive costs or damages incurred by Landlord as a result of Tenant's default.

16.8 Provisions of this Lease may not be waived orally or impliedly, but only by the party entitled to the benefit of the provision evidencing the waiver in writing. Thus, neither the acceptance of Rent by Landlord following an Event of Default (whether known to Landlord or not), nor any other custom or practice followed in connection with this Lease, shall constitute a waiver by Landlord of such Event of Default or any other or future Event of Default. Further, the failure by Landlord to complain of any action or inaction by Tenant, or to assert that any action or inaction by Tenant constitutes (or would constitute, with the giving of notice and the passage of time) an Event of Default, regardless of how long such failure continues, shall not extinguish, waive or in any way diminish the rights, remedies and recourses of Landlord with respect to such action or inaction. No waiver by Landlord of any provision of this Lease or of any breach by Tenant of any obligation of Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision hereof. Landlord's consent to any act by Tenant requiring Landlord's consent shall not be deemed to render unnecessary the obtaining of Landlord's consent to any subsequent act of Tenant. No act or omission by Landlord (other than Landlord's execution of a document acknowledging such surrender), including the delivery of the keys to the Leased Premises, shall constitute an acceptance of a surrender of the Leased Premises.

16.9 Upon any Event of Default, Tenant shall also pay to Landlord all reasonable, documented and direct costs and expenses incurred by Landlord, including court costs and reasonable expenses incurred by Landlord, in (a)

retaking or otherwise obtaining possession of the Leased Premises, (b) removing and storing Tenant's or any other occupant's property, (c) repairing, restoring, or otherwise putting the Leased Premises into as good a condition as that in which it was originally delivered to Tenant, subject to reasonable wear and tear, casualty and condemnation, (d) reletting all or any part of the Leased Premises, (e) paying or performing the underlying obligation which Tenant failed to pay or perform, and (f) enforcing any of Landlord's rights, remedies or recourses arising as a consequence of the Event of Default.

16.10 Landlord shall be in default hereunder only if Landlord has failed, within thirty (30) days from the receipt by Landlord of notice from Tenant of any alleged default by Landlord, to begin and pursue with reasonable diligence the cure of any alleged default of Landlord hereunder within a reasonable period of time. In the event of any default by Landlord, Tenant shall have the right to pursue any available remedies at law or in equity, including without limitation the equitable remedy of specific performance; provided, however, except as otherwise expressly provided herein, Tenant may offset Rent only after Tenant recovers a final, non-appealable judgment against Landlord.

16.11 If Landlord defaults under this Lease and, as a consequence of the default, Tenant recovers a money judgment against Landlord and/or any of the Landlord Related Parties, the judgment shall be satisfied only out of, and Tenant hereby agrees to look solely to, the interest of Landlord and/or any of the Landlord Related Parties in the Leased Premises, including proceeds thereof, as the same may then be encumbered, and neither Landlord nor any Landlord Related Parties shall otherwise be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord other than their interest in the Leased Premises. Under no circumstances whatsoever shall Landlord or any Landlord Related Party ever be liable hereunder in any capacity for consequential damages or special damages. This Section shall not limit any right of Tenant to obtain specific performances of Landlord's obligations hereunder or to take any right of offset under Section 16.11 of this Lease.

16.12 In the event Landlord commences any proceedings against Tenant for non-payment of Rent or any other sum due and payable by Tenant hereunder, Tenant will not interpose any counterclaim or other claim against Landlord of whatever nature or description in any such proceedings except mandatory counterclaims; and in the event Tenant interposes any such counterclaim or other claim against Landlord in such proceedings, Landlord and Tenant stipulate and agree that, in addition to any other lawful remedy of Landlord, upon motion of Landlord, such counterclaim or other claim asserted by Tenant shall be severed out of the proceedings instituted by Landlord and Landlord may proceed to final judgment separately and apart from and without consolidation with or reference to the status of such counterclaim or any other claim asserted by Tenant.

ARTICLE 17. LANDLORD'S LIEN

17.1 Landlord waives its rights to distraint, possession or landlord's lien (statutory or otherwise) against the property of Tenant. In consideration thereof, Tenant grants to Landlord the absolute unconditional right to dispose (whether by sale or otherwise) of any property of Tenant which Tenant fails to remove from the Leased Premises when and as required by the terms of this Lease upon the expiration or earlier termination of this Lease, and thereafter and fails to remove the same within thirty (30) days after Tenant's receipt of Landlord's written demand for such removal. Tenant agrees that Landlord shall not be liable for any damages to or claims by Tenant as a result of Landlord exercising its right to dispose of Tenant's property as provided above.

ARTICLE 18. SURRENDER AND HOLDING OVER

18.1 Upon the expiration or termination of the Lease Term for whatever cause, or upon the exercise by Landlord of its right to re-enter the Leased Premises without terminating this Lease, Tenant shall immediately, quietly and peaceably surrender to Landlord possession of the Leased Premises in "broom clean" and good order, condition and repair, except only for reasonable wear and tear, casualty and condemnation, and the portions of the Leased Premises, which Landlord was required to maintain. If Tenant fails to surrender possession as herein required, Landlord may initiate any and all legal action as Landlord may elect to dispossess Tenant and all of its property, and all persons or firms claiming by, through or under Tenant and all of their property, from the Leased Premises, and may remove from the Leased Premises and store (without any liability for loss, theft, damage or destruction thereto) any such property at Tenant's cost and expense. If Tenant fails to surrender possession of the Leased Premises in the condition herein required, Landlord may, at Tenant's expense, restore the Leased Premises to such condition, subject to casualty and condemnation.

18.2 For so long as Tenant remains in possession of the Leased Premises after the expiration or termination of the Lease Term, or exercise by Landlord of its re-entry right, Tenant shall be deemed to be occupying the Leased Premises as a month to month tenant, subject to all of the obligations of Tenant under this Lease, except that the monthly Rent shall be 125% the monthly Rent in effect immediately prior to such expiration, termination or exercise by Landlord. Subject to Landlord's right to evict Tenant, such increase in Rent shall be deemed to be Landlord's sole and exclusive remedy for such holding over. No such holding over shall extend the Lease Term.

ARTICLE 19. SUBORDINATION, ATTORNMENT AND ESTOPPEL

19.1 Landlord shall use its best efforts to obtain from the holder of any mortgage or deed of trust covering the Leased Premises a subordination, non-disturbance and attornment agreement ("SNDA") in form and substance acceptable to Tenant. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, or other lien presently existing or hereafter placed upon the Leased Premises as a whole, and to any renewals and extensions thereof; provided, however, Tenant's rights under this Lease shall not be disturbed unless there is an Event of Default by Tenant. Tenant agrees to execute such instruments subordinating this Lease as Landlord may reasonably request, provided such subordination shall be upon the express condition that this Lease shall be recognized by the mortgagee, and that the rights of Tenant shall remain in full force and effect during the term of this Lease so long as there is no Event of Default by Tenant.

19.2 Upon the written request of any person or party succeeding to the interest of Landlord (and assuming the obligations of Landlord under this Lease) as a result of a foreclosure or a transfer in lieu of foreclosure, Tenant shall automatically become the tenant of and attorn to such successor in interest without any change in any of the terms of this Lease. No such successor in interest shall be (a) bound by any payment of rent for more than one month in advance, except payments of security for the performance by Tenant of Tenant's obligations under this Lease, or (b) subject to any offset, defense or damages arising out of a default or any obligations of any preceding Landlord, or (c) as to Landlord's lender, bound by any amendment of this Lease entered into after Tenant has been given notice of the name and address of Landlord's lender and without the written consent of Landlord's lender or its successor in interest. The subordination, non-disturbance and attornment clauses of this Article 19 shall be self-operative and no further instruments of subordination, non-disturbance and attornment need be required by any mortgagee or successor in interest thereto. Nevertheless, upon the written request therefor and without any compensation or consideration being payable to Tenant, Tenant agrees to execute, have acknowledged and deliver such instruments as may be reasonably acceptable to Tenant to confirm the same.

19.3 Landlord and Tenant shall promptly execute and deliver to each other, at such time or times as either may request, a certificate stating:

i) Whether or not the Lease is in full force.

ii) Whether or not the Lease has been modified or amended in any respect, and submit such copies of such modifications or amendments, if any.

iii) Whether or not there are any existing defaults under the Lease as far as the party executed the certificate knows and specifying the nature of such defaults, if any.

iv) Such other factual information regarding the Lease as may be reasonably requested.

19.4 Notwithstanding anything contained herein to the contrary, in the event of any default by Landlord in performing its covenants or obligations hereunder, Tenant shall not exercise any rights it may have on account of such default until (i) Tenant gives written notice of such default (which notice shall specify the exact nature of said default and how the same may be cured) to each holder of any such mortgage or deed of trust who has theretofore notified Tenant in writing of its interest and the address to which notices are to be sent, and (ii) each such holder fails to cure or cause to be cured said default within thirty (30) days from the receipt by such holder of such notice by Tenant.

19.5 If requested by Landlord, but not more than once per calendar year, Tenant shall provide Landlord with a copy of the most recently completed financial statement of Tenant, which financial statement shall contain a balance sheet and profit and loss statement. Landlord agrees to keep such financial statement in strict confidence; provided, however, Landlord may disclose such information to its representatives, consultants, lender, and prospective purchasers of the Leased Premises provided and on the condition that such parties agree in writing to keep such financial statements in strict confidence; provided however, Tenant shall be under no obligation to furnish such financial statements so long as Tenant is wholly-owned subsidiary of a publicly held company whose stock is traded on a stock exchange in the United States of America.

ARTICLE 20. NOTICES

20.1 Except as otherwise provided herein, all notices, demands, requests, and other communications required or permitted hereunder shall be given in writing and sent by personal delivery, or expedited delivery service with proof of delivery, or United States mail, postage prepaid, registered or certified mail, return receipt requested, or facsimile (provided that such facsimile is confirmed by expedited delivery service or by United States mail in the manner previously described), addressed to the addressee at such party's address set forth herein, or to such other address as such party may specify by written notice, sent in accordance with this paragraph at least fifteen (15) days prior to the date of the giving of such notice. Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of mail, three (3) business days after the date of deposit in an official depository of the United States mail, or in the case of either delivery service, or facsimile, upon receipt. To the extent actual receipt is required, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was received shall be deemed to be receipt of the notice, demand, request or other communication sent. For the purposes of notice, the address of (a) Landlord shall be at the address specified in Section 1.1, and (b) Tenant shall be the address recited in Section 1.1 until the Commencement Date, and thereafter, the address of the Leased Premises. Each party shall have the continuing right to change its address for notice hereunder by the giving of fifteen (15) days' prior notice to the other party in accordance with this Section.

20.2 If and when included within the term "Landlord", as used in this Lease, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord. If and when included within the term "Tenant", as used in this Lease, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Tenant. All parties included within the terms "Landlord" and "Tenant", respectively, shall be bound by notices and payments given in accordance with the provisions of this Article to the same effect as if each had received such notice or payment.

ARTICLE 21. MISCELLANEOUS

21.1 Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto. It expressly understood and agreed that neither the method of computation of rent, nor any other provisions contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

21.2 The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

21.3 Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, neither shall be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord or Tenant.

21.4 All obligations of Landlord and Tenant under the terms of this Lease shall be payable and performable in Waller County, Texas. The laws of the State of Texas shall govern the interpretation, validity, performance, and enforcement of this Lease.

21.5 Landlord hereby covenants and agrees that provided there is no Event of Default by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the continuance of this Lease have the peaceable and quiet enjoyment and possession of the Leased Premises.

21.6 Words of any gender used in this Lease shall be held and construed to include any gender and words in the singular number shall be held to include the plural, unless the context otherwise requires.

21.7 This Lease, together with the attached exhibits, contains the entire agreement between the parties, and supersedes any prior understandings or written or oral agreements between the parties. No amendment, modification or alteration of this Lease shall be effective to change, modify or terminate this Lease in whole or in part unless such agreement is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought.

21.8 Time is of the essence with respect to each date or time specified in this Lease by which an event is to occur.

21.9 The terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest, legal representatives and assigns, except as otherwise herein expressly provided or limited. All rights, powers, privileges, immunities and duties of Landlord under this Lease, including but not limited to any notices required or permitted to be delivered by Landlord to Tenant hereunder, may, at Landlord's option, be exercised or performed by attorney.

21.10 If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.

21.11 Tenant hereby warrants and represents to Landlord that it has not incurred or authorized any brokerage commission, finder's fees or similar payments in connection with this Lease, and agrees to defend, indemnify and hold Landlord harmless from and against any claim for brokerage commission, finder's fees or similar payment arising by virtue of authorization of Tenant, or any affiliate of Tenant, in connection with this Lease except to the extent owed to Tenant's Broker. Landlord agrees to pay all commissions due any brokers and Landlord hereby warrants and represents to Tenant that it has not incurred or authorized any brokerage commission, finder's fees or similar payments in connection with this Lease, and agrees to defend, indemnify and hold Tenant harmless from and against any claim for brokerage commission, finder's fees or similar payment arising by virtue of authorization of Landlord, or any affiliate of Landlord, in connection with this Lease.

21.12 Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the rate of 10% per annum, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default in payment.

21.13 As used in this Lease, the symbol "$" shall mean United States dollars, the lawful currency of the United States.

21.14 Tenant represents and warrants to Landlord that (a) Tenant is duly organized, legally existing, and in good standing in the State of Texas; (b) Tenant has full right and authority to execute, deliver and perform this Lease; and (c) the person executing this Lease on behalf of Tenant was authorized to do so.

21.15 This Lease (including any Exhibit hereto) shall not be recorded without the prior written consent of Landlord.

21.16 All Exhibits and written addenda hereto are incorporated herein for any and all purposes.

21.17 This Lease may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

21.18 In the event of any litigation between the Landlord and the Tenant arising out of an alleged breach of this Lease by either of them and such litigation terminates upon the issuance of a final, unappealable judicial order, the unsuccessful party therein shall pay the successful party's reasonable attorneys fees and expenses in such litigation. This provision shall inure only to the Landlord, Tenant, and Guarantor, and their respective successors and permitted assigns, if any.

ARTICLE 22. LANDLORD'S REPRESENTATIONS AND WARRANTIES

22.1 In addition to the other representations and warranties made herein, Landlord hereby represents and warrants to Tenant that as of the date hereof the following representations and warranties are true, correct and complete and that the same will be true, correct and complete on and as of the Commencement Date:

A. Landlord warrants and represents that the execution and delivery of this Lease by the signatory hereto on behalf of Landlord and the performance of this Lease by Landlord have been duly authorized by Landlord and this Lease is binding upon Landlord and enforceable against Landlord in accordance with its terms.

B. Landlord warrants and represents that it is and shall be the owner of fee simple title to the Leased Premises, free and clear of all liens, encumbrances, covenants, conditions, restrictions, rights of way, easements, leases, tenancies, licenses, claims, options, and any other matters which would impair the marketability of title to the Leased Premises.

C. Landlord represents and warrants that there are no condemnation or judicial proceedings, administrative actions or examinations, claims or demands of any type which have been instituted or which are pending or threatened against Landlord with respect to the Leased Premises or any part thereof. There are no actions or proceedings pending or to the best of Landlord's knowledge, threatened against Landlord with respect to the Leased Premises before any court or administrative agency which would result in any material adverse change in the condition and operation of the Leased Premises. In the event Landlord receives notification of any of the foregoing prior to Commencement Date, copies of such notice shall be provided to Tenant by Landlord within three (3) days following its receipt thereof, but in no event later than the Commencement Date.

D. Landlord represents and warrants that Landlord is duly organized and validly existing under the laws of the State of Texas; that the execution and delivery of this Lease and the transaction contemplated hereto have been duly authorized by Landlord and that the performance of Landlord's obligations under this Lease will not violate its organizational documents, the provisions of any applicable law or agreement to which it is a party or under which it is bound.

E. Landlord represents and warrants that the Leased Premises will be delivered on the Commencement Date free of any occupants, tenants or rights of first refusal, right of reverter or rights of first offer relating to the Leased Premises, other than as provided in this Lease; any service contracts or management agreements; and any employee, employment agreements or union contract affecting the Leased Premises.

F. Landlord represents and warrants that Landlord has not filed any proceeding or petition in, nor received notice that any proceeding or petition has been filed against Landlord in bankruptcy or insolvency, or for reorganization or for the appointment of a receiver, custodian or trustee, or for the arrangement of debts under any state or federal statute relating to debtor protection or insolvency, and further that Landlord is not insolvent and will not be rendered insolvent by the consummation of the transaction contemplated by this Lease.

G. Landlord represents and warrants that it has received no notice of any violations of building, fire, air pollution, or Environmental Law (as defined in **Exhibit D** hereto) and that Landlord has no knowledge of any violations, or suits or judgments threatened or pending relating to violations, at the Leased Premises or any portion of the Leased Premises of any such laws, ordinances and regulations.

H. Landlord represents and warrants that there are no special taxes or assessments pending and/or unpaid with respect to any improvements not yet completed on the Leased Premises.

I. Landlord represents and warrants that there are no Substances (as that term is defined in **Exhibit E** hereto), asbestos-containing materials or underground storage tanks on the Leased Premises, or any condition on the Leased Premises which violates the terms of any applicable Environmental Law.

J. Landlord represents and warrants that the Leased Premises are, as of the date of this Lease, in compliance with all applicable zoning, municipal, county, state and federal laws (including the Americans with Disabilities Act and other laws of a similar nature), or ordinances and regulations, and that the Leased Premises are currently zoned to allow the Permitted Use.

K. All other representations and warranties of Landlord contained in this Lease are true, correct and complete.

All representations made by Landlord in this Section 22.1 shall survive the execution of this Lease and, if later, the Commencement Date.

LANDLORD:

DATE: September 19, 2022

V Energy Industrial Park I, LLC

By: DocuSigned by: Steve Adkisson

Steve Adkisson

Managing Member

TENANT:

DATE: September 12, 2022

ENGlobal US, Inc., a Texas Corporation

By: DocuSigned by: Mark Hess

Mark A. Hess

CEO

EXHIBIT "A"

LEASED PREMISES LEGAL DESCRIPTION

All that certain 9.7998 acres of land situated in the H. & T. C. Railroad Company Survey, Section 83, Abstract No. 159, Waller County, Texas, being out of a called 14.595 acres of land conveyed to Venergy Industrial Park I, LLC, as described in the deed recorded in Document No. 2000608 of the Waller County Official Public Records of Real Property (W.C.O.P.R.R.P.), and out of a called 95.890 acres of land conveyed to Venergy Industrial Park II, LLC, as described in the deed recorded in Document No. 2000609 of the (W.C.O.P.R.R.P.), said 9.7998 acres being more particularly described by metes and bounds as follows:

COMMENCING at a 1-1/4 inch iron rod found at the common northeast corner of said Section 83 and said 95.890 acres, same being the southeast corner of the J. M. Bennett Survey, Section 86, Abstract No. 282, the southwest corner of the H. & T. C. Railroad Company Survey, Section 93, Abstract No. 164, and the northwest corner of the J. M. Bennett Survey, Section 96, Abstract No. 285, all in Waller County, Texas, also being the intersection of the south right-of-way line of Morrison Road (80 feet wide right-of-way easement granted to Waller County, as described in the instruments recorded in Volume 152, Page 619 and Volume 176, Page 496, both of the Waller County Deed Records (W.C.D.R.)) with the east right-of-way line of Pattison Road (40 feet wide (at this point) right-of-way easement granted to Waller County, as described in the instrument recorded in Volume 143, Page 514 of the W.C.D.R.), said 1-1/4 inch iron rod also being situated in the west line of a called 118.748 acres of land described in the deed recorded in Volume 482, Page 829 of the W.C.D.R.;

THENCE South 00 deg. 44 min. 32 sec. East, along and with the east line of the 95.890 acres and said west line of the 118.748 acres, a distance of 876.55 feet to a 1/2 inch iron rod found at an angle point;

THENCE South 00 deg. 46 min. 40 sec. East, continuing along and with the east line of the 95.890 acres and the west line of the 118.748 acres, a distance of 1,374.00 feet to a 1/2 inch iron rod with cap found at an angle point;

THENCE South 00 deg. 45 min. 21 sec. East, continuing along and with the east line of the 95.890 acres and the west line of the 118.748 acres, a distance of 264.29 feet to a 1/2 inch iron rod found at an angle point;

THENCE South 00 deg. 33 min. 38 sec. East, continuing along and with the east line of the 95.890 acres and the west line of the 118.748 acres, a distance of 586.06 feet to a 1/2 inch iron rod found at an angle point;

THENCE South 00 deg. 52 min. 39 sec. East, continuing along and with the east line of the 95.890 acres and the west line of the 118.748 acres, a distance of 522.04 feet to a point for corner, from which a 5/8 inch iron rod with cap set for the northeast corner of said 14.595 acres bears South 00 deg. 52 min. 39 sec. East, a distance of 77.28 feet;

THENCE South 89 deg. 13 min. 46 sec. West, over and through the 95.890 acres, a distance of 58.49 feet to a point at the northeast corner and POINT OF BEGINNING of the herein described 9.7998 acres of land;

THENCE South 00 deg. 46 min. 14 sec. East, continuing over and through the 95.890 acres, at a distance of 77.30 feet pass an upper south line of the 95.890 acres and the north line of the 14.595 acres, continuing over and through the 14.595 acres in all a total distance of 928.00 feet to a point at the southeast corner of the herein described tract of land;

THENCE South 89 deg. 13 min. 46 sec. West, continuing over and through the 14.595 acres, at a distance of 439.25 feet pass the west line of the 14.595 acres and an east line of the 95.890 acres, continuing over and through the 95.890 acres in all a total distance of 460.00 feet to a point at the southwest corner of the herein described tract of land;

THENCE North 00 deg. 46 min. 14 sec. West, continuing over and through the 95.890 acres, a distance of 928.00 feet to a point at the northwest corner of the herein described tract of land;

THENCE North 89 deg. 13 min. 46 sec. East, continuing over and through the 95.890 acres, a distance of 460.00 feet to the POINT OF BEGINNING and containing within these metes and bounds 9.7998 acres (426,880 square feet) of land.

EXHIBIT "B"

LEASED PREMISES SITE PLAN


26' FIRE ACCESS ROAD
26' FIRE ACCESS ROAD
25' Building Line
Proposed 10' Centerpoint Easement
BLDG# II
45,000 SF
18,000 SF
EXTENSION
"A22"
icted)
ACRES
Sq. Ft.)
425.00'
425.00'
425.00'
1,330.26'
(Called 1,330.02')
26' FIRE ACCESS ROAD
25' Building Line
Reserve "A3"
(Unrestricted)
4.5856 ACRES
(199,750 Sq. Ft.)
SEPTIC
DRIP
FIELD
8,000 SF
STABILIZED YARD
STABILIZED YARD
RETE PAVING
63'-0"

SITE PLAN

SCALE 1"= 30'

03/16/20

REVISIONS AND ISSUANCE

NO.	DATE	DESCRIPTION

V-GAS BUILDING II

V-GAS DRIVE @ HWY 529, WALLER COUNTY

MILTON ARCHITECTS

DRAWING TITLE: SITE PLAN

DRAWN BY: JM | CHECKED BY: JM

DATE: | JOB NO.:

DRAWING NO.: A1.0



2 HOURS FIRE RATED WALL UL # 411
5 TON CRANE
101 CONFERENCE ROOM
SCREEN
102 OPEN OFFICE
103 CALL BOOTH
104 BREAK ROOM
105 PUMP ROOM
106 SHOP WOMEN LOCKERS
107 SHOP WOMEN
108 SHOP MEN LOCKERS
109 SHOP MEN
110 OFFICE MEN
111 OFFICE WOMEN
3
4' METAL CANOPY
A
B
C

ENLARGED FLOOR PLAN

SCALE 1/4"= 1'

12/11/20

REVISIONS AND ISSUANCE		
NO.	DATE	DESCRIPTION

V-GAS BUILDING II

V-GAS DRIVE @ HWY 529, WALLER COUNTY

MILTON ARCHITECTS

DRAWING TITLE: ENLARGED OFFICE FLOOR PLAN

DRAWN BY	CHECKED BY
JN	JN
DATE	JOB NO.

DRAWING NO.

A2.1

EXHIBIT "C"

CONSTRUCTION RIDER

This Construction Rider is attached to and forms a part of that certain Lease Agreement (the "Lease") ENGloabl Corporation, a Nevada corporation, as "Tenant".

Article I - Landlord Work

Section 1.01. Landlord will perform the work to the Leased Premises (the "Landlord Work") based upon the Melvin Electric Build-Out Narrative attached as **Exhibit "C-1"** hereto and made a part hereof (the "Plans"). Any changes to the Plans must be submitted to the Landlord within seven (7) days after the execution of this Agreement. Landlord shall have no obligation to modify the Plans in the manner indicated by Tenant; provided, however, that Landlord will not unreasonably withhold approval or disapproval of immaterial changes proposed by Tenant.

Section 1.02. Landlord or its contractor shall purchase all necessary building permits.

Section 1.03 If, during the construction of the Landlord Work, Tenant desires Landlord to do any additional work different from or in excess of the Landlord Work ("Additional Work"), Tenant shall submit to Landlord detailed proposed plans of such Additional Work. Landlord shall submit a budget and schedule (including any effect on the schedule for the remainder of the Landlord Work) to Tenant for the Additional Work within ten (10) days after delivery of the plans for the Additional Work, and upon written approval from Tenant, Landlord shall proceed with the Additional Work. Landlord shall have no obligation to perform any Additional Work or make any change orders unless Tenant shall execute within ten (10) days after receipt from Landlord of a written request, a change order in a form reasonably acceptable to Tenant and Landlord's contractor.

Section 1.04 Notwithstanding anything to the contrary herein, Landlord will not perform work with a cost in excess of $180,000.00 (One Hundred Eighty-Seven Thousand Dollars) unless Tenant provides funds to the Landlord for the excess cost in advance of the performance of the work.

Section 1.05 Landlord will give Tenant access to inspect the Landlord Work upon ten (10) days written notice, but any such inspection shall be at Tenant's own risk.

Section 1.07. Landlord agrees that Landlord will achieve Substantial Completion of Landlord Work on or before 180 days after the execution of the Lease, in accordance with the Plans unless Landlord's failure so to complete is caused by governmental restrictions, strikes, lockouts, shortages of labor or material, disease, Acts of God, war or civil commotion, fire unavoidable casualty, inclement weather or any cause beyond the reasonable control of Landlord (any one or more of the reasons for Landlord's failure so to complete being herein referred to as "Excusable Delays"), in which event Landlord shall have a period of time equal to the total of all Excusable Delays in addition to the time specified above in which to complete such construction; provided and on the condition that Landlord shall have notified Tenant in writing within ten (10) business days after the first occurrence of any Excusable Delay.

Section 1.08. Substantial Completion in accordance with Plans by Landlord shall be evidenced by approval after inspection by local building inspector. Landlord will provide written Notice of Substantial Completion to Tenant, whereupon the rent due shall be prorated so that the balance of the month after Substantial Completion shall be paid at the full monthly rent; specifically, the rent for the balance of the month after Substantial Completion shall be equal to: (38,250 divided by the number of days of the month) multiplied by (number of days of the month remaining including and after the date of Substantial Completion). Any rent due for the balance of the month in which Substantial Completion occurs shall be due on the next date that rent is due. Upon Substantial Completion, Landlord agrees to transfer any Contractor warranties of the Landlord Work, which shall be the only warranty of the Landlord Work provided by the Landlord ("Landlord Warranty").

EXHIBIT "C"- 1

REPRESENTATIVE – NOT FINAL

- 180' – 600A 480V Feeder Only
- 600A 480V 2 Section Panel
- 1-45KVA Transformer
- 1-125A 120/208V Panel
- 15-30A 480V Circuit and connections for Pipe Fab Area as requested
- 15-20A 120V Outlets for Pipe Fab Area as resquested
- 3-100A 480V Curcuts to Disconnects for Sub Arcs
- 1-30A 480V Disconnect for Shear Area
- 1-40A 480V Disconnect for Press Area
- 70'-400A 480V Feeder
- 400A 480V 2 Section Panel
- 1-45kVA Transformer
- 1-125A 120/208V Panel
- 2-15A 480V Disconnect for Saws
- 1-62A 480V & 1-240V 40A Disconnects for Pipe Profilers
- 1-50A 480V Disconnect for Drill Line
- 1-62A 480V & 1-40A 240V Discnnect for Burn Table
- Power existing cranes and overhead doors

EXHIBIT "D"

ENVIRONMENTAL/HAZARDOUS WASTE AGREEMENT

Tenant hereby agrees that (1) no activity will be conducted on the Leased Premises that will produce any Substance (as defined below), except for such activities that are part of the ordinary course for Tenant's business activities (the "Permitted Use") provided the Permitted Use is conducted in material compliance with all Environmental Laws (as defined below); (2) the Leased Premises will not be used in any manner for the storage of any Substances except for the storage of such materials that are used in the ordinary course of Tenant's business (the "Permitted Materials") provided such Permitted Materials are properly stored in a manner and location in material compliance with all Environmental Laws; (3) no portion of the Leased Premises will be used as a landfill or a hazardous materials dump; (4) Tenant will not install any underground tanks of any type; (5) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (6) Tenant will not permit any Substances to be brought onto the Leased Premises, except for the Permitted Materials described above or upon written permission from Landlord, and if so brought thereon, the same shall be removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. The term "Substances", as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use, storage, handling, disposal, transportation or removal of which is regulated, restricted prohibited or penalized by any "Environmental Law", which term shall mean any federal, state or local law, ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment and shall specifically include, but not be limited to, any "hazardous substance" as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and any amendments or successors in function thereto. Upon Landlord's written request, Tenant will provide to Landlord with copies of any applicable material safety data sheets regarding any Substance brought on the Leased Premises, but only to the extent such material safety data sheets are required to be prepared by Tenant pursuant to any Environmental Laws. Landlord or Landlord's representative shall have the right but not the obligation, upon reasonable prior written notice to Tenant, to enter the Leased Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency or Environmental Law. Should it be determined that Permitted Materials are being improperly stored, used, or disposed of, in violation of any Environmental Laws, then Tenant shall immediately take such corrective action as reasonably requested by Landlord to comply with applicable Environmental Laws. Should Tenant fail to commence such corrective action within ten (10) days (or 24 hours in the case of emergency) and thereafter to diligently pursue such corrective action to completion, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all reasonable, documnented and direct costs associated with said work. If at any time during or after the term of the Lease, the Leased Premises are found to be so contaminated by Tenant or caused to be subject to said conditions by Tenant in violation of this Exhibit "D", Tenant shall diligently institute proper and thorough cleanup procedures at Tenant's sole cost.

Exhibit "E"

ADDITIONAL RENT SCHEDULE

The following is a list of the most recent Additional Rent expenses pursuant to section 4.7 of the Lease and the last known amount for each cost, and whether paid directly by Tenant or reimbursed to Landlord. This is a Triple Net Lease and Tenant acknowledges that Additional Rent may include other expenses based on Tenant's share of VEnergy Industrial Park.

Building II pass-through costs (estimated monthly)		
Security and Cameras	$	1,200
CAM	$	500
Property Tax	$	7,083
Internet	$	800
PM	$	428
Total	$	10,011